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Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

        This First Amendment to Rights Agreement is entered into as of December 17, 2002, between Anacomp, Inc., an Indiana corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), with respect to the Rights Agreement dated as of August 8, 2002 (the "Rights Agreement"). Capitalized terms used in this document and not otherwise defined herein shall have the meanings ascribed in the Rights Agreement.

        WHEREAS, the Company believes that it is appropriate to amend the provisions of the Rights Agreement to revise the definition of "Grandfathered Person" to reflect the intent of the Company at the time of adoption of the Rights Agreement; and

        WHEREAS, pursuant to the terms of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend certain provisions of the Rights Agreement (such as the definition desired to be revised) without the approval of any holders of the Rights.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and as provided in the Rights Agreement, the parties agree as follows:

          1.    Amendment to Definition of "Grandfathered Person."    Section 1(r) of the Rights Agreement is amended in its entirety to read as follows: "Grandfathered Person" shall mean each of Franklin Advisors and Special Value Investment Management, LLC (together with Affiliates of Special Value Investment Management, LLC), provided that each of such Persons shall cease to be a Grandfathered Person at such time as each such Person ceases to Beneficially Own in excess of 20% of the Company's Common Stock."

          2.    No Other Changes.    This Amendment shall not affect any other terms or provisions of the Rights Agreement, all of which other provisions shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed, all as of the date and year first set forth above.

ATTEST:			ANACOMP, INC.
By:			By:

	Name:	Paul J. Najar		Name:	Jeffrey R. Cramer
	Title:	Executive Vice President General Counsel & Secretary		Title:	President
ATTEST:			MELLON INVESTOR SERVICES LLC
By:			By:

	Name:			Name:
	Title:			Title:

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FIRST AMENDMENT TO RIGHTS AGREEMENT